Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-212095) and Form S-8 (Nos. 333-238079, 333-230614, 333-223922, 333-220149, 333-216703, 333-210379 and 333-207434) of Aclaris Therapeutics, Inc. of our report dated February 25, 2021 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 25, 2021